Exhibit 99.(h)(9)

AMENDMENT TO THE

BLUE SKY REGISTRATION AGREEMENT

THIS AMENDMENT, made as of March 31, 2010, is entered into by and among  MAIRS AND POWER GROWTH FUND, INC., MAIRS AND POWER BALANCED FUND, INC., (each a “Fund”, collectively the “Funds”), and QUASAR DISTRIBUTORS, LLC, (“Quasar).

The parties hereby amend the Blue Sky Registration Agreement dated as of July 1, 2004 (the “Agreement”), as set forth below.  Unless otherwise provided, capitalized terms used herein shall have the same meanings given to such terms in the Agreement.

Effective March 31, 2010, Schedule A of the Agreement is amended and replaced with Amended Schedule A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MAIRS AND POWER GROWTH FUND, INC., AND		QUASAR DISTRIBUTORS, LLC

MAIRS AND POWER BALANCED FUND, INC.		By:	/s/James R. Schoenike

(“Funds”)		By: James R. Schoenike

By:	/s/Jon A. Theobald	Title: President

Name: Jon A. Theobald

Title: Secretary

Amended Schedule A to the Blue Sky Registration Agreement

by and among

Mairs and Power Growth Fund, Inc.

Mairs and Power Balanced Fund, Inc.

Quasar Distributors, LLC

Fees

State Registration Fees and Other Out-Of-Pocket Expenses

$5,000 annually for the Mairs and Power Balanced Fund

$5,000 annually for the Mairs and Power Growth Fund

Fees to be billed monthly